EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         Contact: Julie Beynon 212 826-3513
---------------------                         Web Site: www.hartmarx.com


    HARTMARX ANNOUNCES ACQUISITION OF "ONE GIRL WHO . . ." WOMEN'S BUSINESS; 2006 REMAINS CHALLENGING; SIGNIFICANT 2007 EARNINGS RECOVERY ANTICIPATED


         CHICAGO, August 29, 2006 - - Hartmarx Corporation (NYSE: HMX) today announced that it has acquired the business of Sweater.com, Inc., including its "One Girl Who . . ." brand. The business designs and markets high quality women's knitwear, tops and related products to leading specialty stores nationwide and directly through its Sweater.com website.

         Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "This acquisition is another step in our stated strategy of reducing our dependence on men's tailored clothing products marketed through the mainstream department store channel and redeploying these assets in luxury or bridge businesses sold to upscale stores. For fiscal 2007, this new acquisition is anticipated to contribute approximately $15 million in sales and be accretive to diluted earnings per share by $.02 - $.03."

         Mr. Patel continued, "Fiscal 2006 continues to be an extremely challenging year for us with our performance being adversely affected by the uncertainty, disruption and shipping delays, caused principally by the consolidation and ownership changes in the mainstream department store sector. We do not believe this is a temporary phenomenon which will self-correct over time. Accordingly, we are aggressively pruning those programs that are not contributing sufficient profit margins, streamlining capacities, tightening the supply chain, cutting costs and converting working capital tied up in these programs to cash. We continue to look at other acquisition candidates and to repurchase additional Hartmarx shares pursuant to the previously announced authorization to acquire up to 2 million common shares. As of August 28th, Hartmarx has repurchased approximately 1,168,000 shares at an average cost of $6.74. Collectively, all of these actions should contribute to a significant earnings rebound in 2007 and put us back on track toward achieving our long-term earnings objectives."

         Mr. Patel added, "The 'One Girl Who . . .' brand is marketed nationwide through more than 1,000 specialty store accounts and has developed a strong following among its core consumers. The brand complements our other women's businesses which target the 30 year and older woman with high disposable income looking for flattering, yet comfortable fashion. We see additional future opportunities for product line extensions in bottoms, including denim. We are very pleased that the founders of the business, Bruce Gifford and Dan Jaffe, have agreed to continue in their current responsibilities under five-year employment agreements as president and executive vice president, respectively. This Los Angeles-based operation will operate as an autonomous business operating unit within the Hartmarx Women's Apparel Group," Mr. Patel concluded.

         The "One Girl Who . . ." management team will continue to report to Bruce Gifford. Mr. Gifford commented, "We are very excited to become a member of the Hartmarx family of companies which share our values of quality and controlled retail distribution to specialty stores. Our affiliation will better enable us to expand our product offerings, further develop the internet capabilities of our direct-to-consumer Sweater.com website, and achieve our sales and earnings growth objectives."

         The terms of the transaction include a cash payment at closing of $12.4 million, subject to certain post-closing adjustments. This all cash transaction has been financed from internally generated cash flow utilizing the availability under the Hartmarx senior credit facility. Additional contingent amounts would be payable annually over a five-year period if specified earnings levels are achieved.

         Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Christopher Blue, Worn and L. Paseo. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



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